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NABI BIOPHARMACEUTICALS

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On August 22, 2012, Biota Holdings Limited issued a press release, which is set forth below.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals (“Nabi”), headquartered in Rockville, Maryland, is a biopharmaceutical company that has focused on the development of vaccines addressing unmet medical needs, including nicotine addiction. Its sole product currently in development is NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for the treatment of nicotine addiction and prevention of smoking relapse based on patented technology. For additional information about Nabi, please visit www.nabi.com.

Important Additional Information

In connection with the proposed business combination transaction between Nabi and Biota Holdings Limited (“Biota”), Nabi has filed a definitive proxy statement, dated August 7, 2012, with the Securities and Exchange Commission (“SEC”) in connection with a special meeting of stockholders of Nabi to be held on September 24, 2012. STOCKHOLDERS AND INVESTORS ARE URGED TO READ NABI’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY NABI WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Stockholders and investors may obtain a free copy of Nabi’s definitive proxy statement and other materials filed by Nabi with the SEC at the SEC’s website at www.sec.gov, at Nabi’s website at www.nabi.com, or by contacting Morrow & Co., LLC, Nabi’s proxy solicitation agent, at (203) 658-9400 or toll-free at (800) 607-0088.

Forward-Looking Statements

Statements set forth herein that are not strictly historical are forward-looking statements and include statements about the proposed business combination transaction between Nabi and Biota and other related matters, Nabi’s plans to distribute cash or other rights to its stockholders, expected timing and completion of the proposed transactions, products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks that are more fully discussed in Nabi’s definitive proxy statement filed with the SEC on August 7, 2012 under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in the proxy statement. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

For Immediate Release

Melbourne, Australia – 22 August 2012

Biota Announces Inavir Achieves Primary Endpoint in Phase III Prevention Study

Biota Holdings Limited (ASX:BTA) today announced that a recently completed Japanese Phase III prevention study of lnavir® (laninamivir octanoate, CS-8958) met its primary endpoint, significantly reducing the transmission of influenza within a household. The trial was conducted by Daiichi Sankyo who co-own the product and hold the marketing rights to the drug in Japan. The study also assessed safety. Daiichi Sankyo intends to apply for approval to market Inavir for the prevention of influenza before the end of 2012.

“We are thrilled by the positive outcomes reported by Daiichi Sankyo of Inavir as a preventative agent,” said Biota CEO, Peter Cook. “Approval in this new indication will significantly expand the market applicability for Inavir and further solidify its role in pandemic control. We continue to believe that Inavir’s demonstrated efficacy, combined with its ease of use, have the opportunity to significantly improve clinical outcomes for the treatment and now prevention, of influenza.”

The World Health Organization (WHO) estimates that annual influenza epidemics around the world cause between 3 and 5 million cases of severe illness and between 250,000 and 500,000 deaths every year. Inavir is the first product in a range of second generation influenza anti-virals, co-owned by Biota and Daiichi Sankyo. As the first drug of a new class of long acting neuraminidase inhibitors (LANIs), Inavir provides a full course of treatment via a single inhaled dose. The drug was approved in Japan in September, 2010 for the treatment of influenza in adults and children. In April, 2011, Biota was awarded a fully-appropriated contract from the Office of Biomedical Advanced Research (BARDA) within the U.S. Department of Health and Human Services (HHS) for up to $231 million toward the advanced development of Inavir in the U.S.

Study Design

The study was a multi-centred, placebo controlled, double blinded study designed to evaluate Inavir’s ability to prevent the transmission of influenza A and B within families with a confirmed sufferer. Over 1,500 subjects were enrolled into the study.

The prophylactic effect of the two dosage regimes against influenza infection was measured against placebo and the protective efficacy calculated. A protective efficacy equal to or greater than 70% was required to meet the primary endpoint.

The primary endpoint measure was the proportion of household members that contracted influenza, as defined by an elevated body temperature, a positive measure of influenza virus in a PCR diagnostic assay and the display of at least two (2) of the following symptoms: headache; muscle or joint pain; fatigue; chill or perspiration; nasal discharge; sore throat; or cough.

Efficacy – Primary Endpoint

Compared to placebo, lnavir® in both dose regimes significantly reduced the proportion of patients contracting influenza (p<0.0001) and produced protective efficacies in excess of 70%.

Safety

lnavir® was generally well tolerated and the safety profile of Inavir remained consistent with that seen previously in the clinical development program.

Other

The above is provided as a high level summary of the study’s commercially relevant findings. Further information is expected to be provided through peer reviewed scientific publications and presentations that are intended to follow in the ensuing months, including demographics of subjects and index patients, dosage, treatment of index patients, virology, and analysis of secondary endpoints.

About Biota

Biota is a leading anti-infective drug development company based in Melbourne Australia, with key expertise in respiratory diseases, particularly influenza. Biota developed the first-in-class neuraminidase inhibitor, zanamivir, subsequently marketed by GlaxoSmithKline as Relenza. Biota research breakthroughs include a series of candidate drugs aimed at treatment of respiratory syncytial virus (RSV) disease and Hepatitis C (HCV) virus infections. Biota has a well advanced program for human rhinovirus (HRV) infection with a completed Phase IIb study in asthmatic subjects.

In addition, Biota and Daiichi Sankyo co-own a range of second generation influenza antivirals, of which the lead product lnavir®, is marketed in Japan. Biota holds a contract from the US Office of Biomedical Advanced Research and Development Authority (BARDA) for the advanced development of laninamivir in the USA.

Relenza™ is a registered trademark of the GlaxoSmithKline group of companies.

Inavir® is registered to Daiichi Sankyo.

Investor / Analyst Enquiries Biota Holdings Limited Peter Cook T: +61 3 9915 3720 Damian Lismore T: +61 3 9915 3721

Media Enquiries

Nerida Mossop, Hinton & Associates

T: +61 3 9600 1979 / M: +61 437 361 433

Felicity Williams, Hinton & Associates

T: +61 3 9600 1979 / M: +61 416 770 012

US Enquiries

Hershel Berry, Blueprint Life Science Group

M: +1 415 505 3749